UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2008
WILMINGTON TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Recent Developments
On October 17, 2008, Wilmington Trust Corporation (NYSE:WL) reported its results for the third quarter of 2008. We are a bank and thrift holding company, and a financial holding company under the Bank Holding Company Act. Our banking subsidiaries are Wilmington Trust Company, a Delaware-chartered bank and trust company, or WTC, Wilmington Trust of Pennsylvania, a Pennsylvania chartered bank and trust company, or WTPA, and Wilmington Trust FSB, a federal savings bank with banking offices in Delaware, Florida, Maryland, and Pennsylvania, or WTFSB. We refer to WTC, WTPA, and WTFSB collectively as the Banks. WTC is the largest full-service bank headquartered in Delaware and one of the nation’s largest personal trust companies. At September 30, 2008, the Banks, together with their affiliates Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, had over $49 billion in assets under management. Subsidiaries of WTC engage in the distribution of WTC-sponsored mutual funds, investment advising, the sale of securities, and insurance and related activities.
At September 30, 2008, we had over $12 billion of total assets, including approximately $9.6 billion in loans. At the same date, we were well-capitalized, with over $1.2 billion of qualifying capital for risk-based capital purposes, representing 11.24% of our risk-weighted assets, and $767.6 million of “Tier 1” capital, representing 6.77% of risk-weighted assets and 6.52% of average assets at September 30, 2008.
For the nine month period ended September 30, 2008, we reported net income of $44.9 million, or $0.67 per diluted share, compared to the $138.0 million, or $1.99 per diluted share, reported for the nine month period ended September 30, 2007, which is a decrease of $93.1 million, or 67.5%. The decline in earnings was primarily attributable to non-cash impairment charges of $99.2 million that we took in the second and third quarters of 2008, which consisted principally of a $66.9 million goodwill impairment charge with respect to Roxbury Capital Management, LLC and a $12.6 million securities loss with respect to perpetual preferred stock issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) in the second quarter, and a $19.7 million securities loss with respect to perpetual preferred stock issued by Fannie Mae and Freddie Mac in the third quarter.
Net interest income decreased 5.3% to $263.1 million, a decrease of $14.6 million from the $277.7 million reported for the nine month period ended September 30, 2007. Non-interest income increased 0.2% to $283.7 million, an increase of $0.5 million over the $283.2 million reported for the nine month period ended September 30, 2007.
During the nine month period ended September 30, 2008, we increased our reserve for loan losses from $101.1 million (1.19% of loans outstanding) to $122.2 million (1.27% of loans outstanding), which is an increase of $21.1 million, or 20.9%. At September 30, 2008, the total dollar amount of loans past due 90 days or more, nonaccruing loans, and renegotiated loans equaled $128.9 million, representing 105.5% of loan loss reserves, compared to $85.2 million, or 84.3% of loan loss reserves at December 31, 2007. At September 30, 2008, total nonperforming assets (nonaccruing loans, renegotiated loans, and other real estate owned) were $114.7 million compared to $80.6 million at December 31, 2007, which is an increase of $34.1 million, or 42.3%. This represented 1.2% of total loans for September 30, 2008 and 1.0% for December 31, 2007.
Net charge-offs were $27.0 million for the nine month period ended September 30, 2008 compared to $11.6 million for the nine month period ended September 30, 2007, which is an increase of $15.4 million, or 132.8%. Provisions for loan losses were $48.0 million for the nine month period ended September 30, 2008 compared to

$19.0 million for the nine month period ended September 30, 2007, which is an increase of $29.0 million, or 152.6%.
As we have previously disclosed, on July 31, 2008, we transferred our entire corporate debt securities portfolio from available-for-sale to held-to-maturity. This portfolio includes single-issuer as well as pooled trust preferred securities. The original cost of this portfolio was $326.2 million. On the date of that transfer, the estimated fair value of this portfolio was $189.1 million. For a discussion of the accounting treatment of the portfolio commencing at the time of such transfer, see note 11 to the unaudited financial statements in our Form 10-Q for the quarterly period ended June 30, 2008. In addition, we recorded the decrease in fair value from $227.2 million at June 30, 2008 to $189.1 million at July 31, 2008 in accumulated other comprehensive loss. This transfer is expected to reduce the volatility and future negative effect on our capital ratios because held-to-maturity securities are not marked-to-market through other comprehensive income/loss, but carried at their amortized cost basis. We estimated the value of this portfolio at $207.9 million at September 30, 2008, and there were no other-than-temporary impairments among the securities in this portfolio.
On October 10, 2008, we completed the acquisition of UBS Fiduciary Trust Company (UBSFTC), which provides trust and investment management services to retirement plans through financial advisors, from financial services company UBS Americas, Inc. We have re-branded New Jersey-based UBSFTC as Wilmington Trust Fiduciary Services Company, which is part of our Corporate Client Services business.
The information in this report has not been audited. We have applied our critical accounting policies and estimation methods consistently in all periods presented in this report, and we have discussed these policies with our Audit Committee. This report includes all adjustments of a normal recurring nature that we believe are necessary for fair presentation. We have reclassified certain prior-year amounts to conform to the current-year presentation. The financial information in this report should be read in conjunction with the “Consolidated Financial Statements” and the “Notes to Consolidated Financial Statements” in our 2007 Annual Report to Shareholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: October 20, 2008	By:	/s/ David R. Gibson
		Name:	David R. Gibson
		Title:	Executive Vice President Chief Financial Officer (Authorized Officer)